Exhibit 10.3

FORM OF TRANSITION SERVICES AGREEMENT
between
THE WILLIAMS COMPANIES, INC.
and
WPX ENERGY, INC.
Dated as of      , 2011

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

Page
Section 13.10 References	17
Section 13.11 Incorporation of Separation Agreement Provisions	17

Schedule A Statements of Work (by Functional Service Area)

Schedule A-1 Payroll and Human Resources Administration
Schedule A-2 Information Technology
Schedule A-3 Finance and Accounting, Cash Management and Treasury
Schedule A-4 Tax Services
Schedule A-5 Enterprise Business Services
Schedule A-6 Internal Audit Services
Schedule A-7 Corporate Communications and Investor Relations
Schedule A-8 Legal, Regulatory, Government Affairs and Records Management
Schedule A-9 Real Estate and Facilities Management
Schedule A-10 Insurance and Claims Administration

Schedule B Managed WPX Contracts
Schedule C Service Management Model
Schedule D List of Supported Facilities

TRANSITION SERVICES AGREEMENT
     TRANSITION SERVICES AGREEMENT, dated as of      , 2011 (this “Agreement”), by and between The Williams Companies, Inc., a Delaware corporation (“WMB”), and WPX Energy, Inc., a Delaware corporation (“WPX”).
RECITALS
     A. Pursuant to the Separation and Distribution Agreement, dated as of the date hereof, by and between WMB and WPX (the “Separation Agreement”), the parties are agreeing to separate the exploration and production business and operations of WMB from the remainder of WMB.
     B. In connection therewith, the parties are entering into the Administrative Services Agreement, dated as of the date hereof (the “Administrative Services Agreement”), pursuant to which the parties agree that the WMB Entities will provide the WPX Entities with certain services related to the WPX Business from the IPO Closing Date until the Distribution Date.
     C. The parties also desire that the WMB Entities provide the WPX Entities with certain services related to the WPX Business described in this Agreement on and after the Distribution Date, as more fully set forth herein.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page
Administrative Services Agreement	1
Agreement	1
Charges	5
Equipment	2
Force Majeure Event	2
Functional Service Areas	2
Intellectual Property Rights	3
Managed WPX Contracts	3
Pricing	5
Separation Agreement	1
Services	3

Definition	Page
Software	3
Subcontractors	3
Systems	3
Term	5
Third Party Consents	3
Transition Service Managers	3
WMB	1
WMB Equipment	3
WMB Facilities	3
WMB Personnel	3
WMB Service Manager	3
WMB Software	4
WMB Systems	4
WPX	1
WPX Data	4
WPX Equipment	4
WPX Facilities	4
WPX Personnel	4
WPX Service Manager	4
WPX Software	4
WPX Systems	4
     Section 1.2 Certain Defined Terms. For the purposes of this Agreement:
          “Equipment” means computer and telecommunications equipment (without regard to the entity owning or leasing such equipment) including: (a) servers, personal computers, and associated attachments, accessories, peripheral devices, printers, cabling and other equipment; and (b) private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment.
          “Force Majeure Event” means any riot, war, public disturbance, strike, lockout, labor dispute, fire explosion, storm, flood, acts of God, major breakdown or failure of transportation, manufacturing, distribution or storage facilities, or any other event which is not within the control of the party whose performance is interfered with and which by the exercise of reasonable diligence such party is unable to prevent.
          “Functional Service Areas” means the following categories of services, each of which are set forth in more detail in the following statements of work: Payroll and Human Resources Administration (Schedule A-1), Information Technology (Schedule A-2), Finance and Accounting, Cash Management and Treasury (Schedule A-3), Tax Services (Schedule A-4), Enterprise Business Services (Schedule A-5), Internal Audit Services (Schedule A-6), Corporate Communications and Investor Relations (Schedule A-7), Legal, Regulatory, Government Affairs and Records Management (Schedule A-8), Real Estate and Facilities Management (Schedule A-9) and Insurance and Claims Administration (Schedule A-10).

          “Intellectual Property” means (a) patents and pending patent applications; (b) trademarks, service marks, trade names and trade dress; (c) copyrights, including copyrights in computer Software; (d) confidential and proprietary information, including trade secrets; (e) data base rights; (f) design rights and rights in designs; (g) rights in domain names; (h) rights in know-how; (i) all other intellectual property rights subsisting now or in the future, anywhere in the world; and (j) registrations, right to register and pending applications for registration of the foregoing.
          “Intellectual Property Rights” means any and all common law, statutory and other Intellectual Property rights honored and/or enforceable under any laws.
          “Managed WPX Contracts” means, collectively, the WPX Entity contracts that are (a) identified on Schedule B as of the date hereof or (b) subsequently added thereto by agreement of the parties as additional contracts with respect to which WMB will have management responsibility.
          “Services” means the services provided in the Functional Service Areas pursuant to Schedule A.
          “Software” means programs and programming (including the supporting documentation, media, on-line help facilities and tutorials).
          “Subcontractors” means the WMB Entities’ contractors or other agents that perform a portion of the Services.
          “Systems” means WPX Systems and the WMB Systems or either of them.
          “Third Party Consents” means the consents required from third parties in connection with the WMB Entities’ provision, and WPX Entities’ receipt, of the Services and/or Managed WPX Contracts.
          “Transition Service Managers” means the WPX Service Manager and the WMB Service Manager.
          “WMB Equipment” means Equipment owned or leased by any WMB Entity or Subcontractor and used in connection with the Services, but excluding WPX Equipment.
          “WMB Facilities” means the facilities maintained by the WMB Entities and the Subcontractors providing Services on behalf of the WMB Entities.
          “WMB Personnel” means those employees, representatives, contractors, subcontractors and agents of the WMB Entities who perform any Services under this Agreement.
          “WMB Service Manager” means the individual appointed by WMB to represent WMB and be primarily responsible for the management of the WMB/WPX relationship under this Agreement.

          “WMB Software” means all Software programs and programming owned by, or provided under license to, WMB and used to provide the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing), but excluding WPX Software.
          “WMB Systems” means the WMB IT platform used to provide the Services, plus any other interconnected grouping of WMB Equipment and/or WMB Software used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.
          “WPX Data” means (a) any data or information of the WPX Entities, or their respective vendors or other business partners, that is provided to or obtained by the WMB Entities solely in the performance of their obligations under this Agreement, including data and information regarding the WPX Business (including without limitation WPX products, consumer markets, assets and finances) or the WPX Facilities, and (b) any data or information collected or processed in connection with the Services.
          “WPX Equipment” means all Equipment owned or leased by any WPX Entity and used in connection with the Services, but excluding WMB Equipment.
          “WPX Facilities” means the locations where the WPX Entities will receive Services as set forth on Schedule D.
          “WPX Personnel” means the employees, representatives, contractors, subcontractors and agents of the WPX Entities.
          “WPX Service Manager” means the individual appointed by WPX to represent WPX and be primarily responsible for the management of the WMB/WPX relationship under this Agreement.
          “WPX Software” means all Software owned by, or provided under license to, the WPX Entities and used in connection with the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing), but excluding WMB Software.
          “WPX Systems” means an interconnected grouping of WPX Equipment and/or WPX Software used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.
     Section 1.3 Other Capitalized Terms. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

ARTICLE II
TERM
     Section 2.1 Term. The term of this Agreement will begin on, and include, the Distribution Date and continue in effect for one year, unless terminated earlier in accordance with the terms of this Agreement (the “Term”).
     Section 2.2 No Extension of Term. There will be no extension of Services beyond the Term.
     Section 2.3 Termination of the Administrative Services Agreement. The Administrative Services Agreement will expire or be terminated no later than the day immediately prior to the Distribution Date. Subject to Section 12.3 of the Administrative Services Agreement, as of the Distribution Date, this Agreement will supersede all prior agreements (including the Administrative Services Agreement) between the parties regarding the Services.
ARTICLE III
SERVICES
     Section 3.1 Performance of Services.
          (a) Performance. During the Term of this Agreement, WMB shall provide (or shall cause one or more of the WMB Entities to provide) the Services to the WPX Entities. Any Service to be provided under this Agreement may be provided by WMB directly or through any of the WMB Entities. WMB shall not be relieved of any of its obligations under this Agreement as a result of the provision of Services by any other WMB Entity pursuant to this Section 3.1(a).
          (b) Identification of Services Requested and Charges.
               (i) The parties agree to make available appropriate subject matter experts to meet to identify the specific tasks that are an inherent, necessary, and customary part of the Services for each Functional Service Area. No later than 90 days prior to the Distribution Date, WPX shall provide WMB with a written notice requesting the particular Services within each Functional Service Area which the WPX Entities desire the WMB Entities to provide during the Term. Within 30 days of receipt of such request, WMB will provide cost information for each Functional Service Area based on actual monthly allocations for the prior twelve months (the “Pricing”). WPX will agree to pay the Pricing plus WMB’s incremental expenses not included in the Pricing (such as retention payments payable to WMB Personnel primarily engaged in providing Services or otherwise agreed by the Parties to be critical to the Parties’ obligations under this Agreement, or third party charges for the benefit of WPX), plus an administrative reimbursement fee of 8.5% of costs and expenses (together, the “Charges”). The parties will describe the Services in the applicable Statements of Work for each Functional Service Area, and each such Statement of Work will become part of this Agreement when agreed upon in writing by the parties.

               (ii) In the event that the parties fail to agree in writing upon Charges or a description of Services for a Functional Service Area within 30 days prior to the Distribution Date, then the WMB Entities may, in the sole discretion of WMB, either (i) be excused from performing any or all of the Services during the Term or (ii) provide any or all of the Services in substantially similar scope, quality and nature as those provided by the WMB Entities as of the date immediately prior to the Distribution Date for the Charges proposed by WMB.
          (c) Subsequent Adjustments. The parties acknowledge that certain items of Equipment or Software or certain contracts existing as of the date hereof may have been inadvertently omitted from, included in or mischaracterized under, the applicable Schedules. Accordingly, the parties agree that to the extent any such omitted, included or mischaracterized item is discovered, the discovering party shall promptly notify the other party and the parties shall promptly amend the relevant Schedule. However, if such discovered information (i) could reasonably result in a material increase or material decrease in the cost of providing Services, (ii) would require any WMB Entity to retain additional employees or resources, (iii) creates a conflict of interest or other adverse consequence for any WMB Entity, or (iv) becomes impracticable due to reasons outside the control of WMB, then the WMB Entities will have no obligation to perform such Services, and WMB will have no obligation to amend the relevant Schedule.
          (d) WPX Input. To the extent a WMB Entity responsibility set forth in a statement of work on Schedule A relies upon input, instructions or policies from any WPX Entity in performing such Services, the WMB Entities will comply with WPX’s reasonable input, instructions or policies, provided, that until the relevant WPX Entity provides such input, instructions or policies, the WMB Entities may, in the sole discretion of WMB, either (i) be excused from performing the relevant Services or (ii) provide the relevant Services in accordance with the WMB Entities’ applicable practices as of the date the relevant Services are to be delivered.
     Section 3.2 Independent Contractor Status.
          (a) Each Person (including any employee or agent of the WMB Entities) that provides Services hereunder is an independent contractor, with all of the attendant rights and liabilities of an independent contractor, and not an agent or employee of any WPX Entity. Any provision in this Agreement, or any action by any WPX Entity, that may appear to give any WPX Entity the right to direct or control any WMB Entity in performing under this Agreement means that such WMB Entity shall follow the desires of such WPX Entity in results only. Nothing in this Agreement shall be construed to create the relationship of partnership, principal and agent, joint venture, or fiduciary and beneficiary between or among any WMB Entity, on the one hand, and any WPX Entity, on the other hand.
          (b) Each WMB Entity shall withhold and pay any contribution measured by wages of its employees required by the Federal Insurance Corporation Act and all other contributions, taxes and other charges required to be withheld or paid pursuant to any state or federal statute and shall accept exclusive liability therefore.

     Section 3.3 Service Standards. Unless otherwise specified in this Agreement (including the Schedules), the Services under this Agreement will initially be performed in substantially the same scope, quality and nature (including historical usage levels) that such Services were generally performed by the WMB Entities for the WPX Businesses as of the date immediately prior to the Distribution Date, and thereafter will continue to be performed in substantially the same scope, quality and nature (including usage levels) as WMB generally performs such services for the WMB Businesses, except to the extent such Services differ because of the need to follow legal corporate formalities and to keep WPX Data separate from WMB data. In no event will any WMB Entity be required to make any customization to the Services (or the WMB Systems or work processes) that are unique to the WPX Entities, beyond the customizations that WMB elects to make to support the WMB Systems and work processes. To the extent WPX requests Services that exceed the historical usage levels of the WPX Businesses, and WMB agrees in its sole discretion to provide such Services, the parties will determine pricing as described in Section 3.1(b). The WPX Entities shall comply with the WMB Entities’ applicable work processes, policies and procedures and any applicable terms and conditions of third party suppliers.
     Section 3.4 Conflict of Interest. In the event that WMB determines there is a conflict of interest (other than a conflict of interest described in Section 12.2(b), which shall be governed by that Section) between any WMB Entity and any WPX Entity related to the performance of the Services on an issue that could reasonably have an adverse impact on any WMB Entity with regard to such entity’s code of business conduct or public relations, or with regard to a Governmental Authority, WMB shall notify WPX of such issue. The parties will then work together, through the Transition Service Managers, to resolve such issue. If the parties are unable to resolve such issue to their mutual satisfaction within 30 days, the WMB Entities will not be obligated to perform the Services giving rise to the conflict of interest, and the WPX Entities shall have the right to perform such Services for themselves solely to the extent necessary to avoid the conflict of interest.
     Section 3.5 WPX’s Obligations.
          (a) The WPX Entities shall (i) use the Services in substantially the same manner and for the same purposes (and for no other purpose) as such Services were used by the WPX Entities as of the date immediately prior to the Distribution Date and (ii) endeavor in good faith to cease using such Services as soon as practicable following the Distribution Date but in any event no later than the termination date set forth for any particular Service in Schedule A. No WPX Entity shall, directly or indirectly, resell or permit the use of any of the Services to or by any third party.
          (b) WMB’s failure to perform its obligations under this Agreement shall be excused if and to the extent such non-performance is caused by (i) the actions or inactions of any WPX Entity or a third party contractor performing obligations on behalf of any WPX Entity under this Agreement, or (ii) the failure of any WPX Entity or such a third party contractor to perform the WPX Entities’ obligations under this Agreement or otherwise comply with the WMB Entities’ work processes, policies and procedures and any requirements under the WMB Entities’ third party contracts. WPX shall be responsible for any additional costs incurred by any WMB Entity in connection with providing the Services as a result of (i) or (ii) above.

     Section 3.6 Third Party Consents.
          (a) Responsibility. Each party will be responsible for obtaining the Third Party Consents required under its, and its Affiliates’, third party contracts pertaining to any Software, Equipment, Systems or other materials or associated services required in connection with the Services under this Agreement. Such responsibility shall include the administrative activities necessary to obtain the Third Party Consents and payment of the fees and/or expenses associated with obtaining the Third Party Consents. For the avoidance of doubt, WPX will be responsible for the cost of obtaining Third Party Consents necessary for any Managed WPX Contracts.
          (b) Contingent Arrangements. If, despite using commercially reasonable efforts, either party is unable to obtain a Third Party Consent for which it is responsible, the parties will consider such third party contract to be a transfer not effected on or before the Effective Date as described in Section 2.4 of the Separation Agreement, or may agree that such third party contract will be a Managed WPX Contract. Nothing in this Section 3.6 obligates any WMB Entity to provide any Service to any WPX Entity after the Term.
     Section 3.7 Services Provided by WPX. In the event that WMB determines that it will require services related to the WMB Business from WPX on or after the Distribution Date, then no later than 90 days prior to the Distribution Date WMB shall provide WPX with a written notice requesting such services. WPX agrees that, upon delivery of any such notice, it will use commercially reasonable efforts to provide such services on the same terms and conditions as the Services provided hereunder.
ARTICLE IV
COMPENSATION
     Section 4.1 Charge for Services. WPX shall pay to WMB the Charges set forth in Section 3.1, and any other charges provided for elsewhere in this Agreement, for the Services in accordance with the terms set forth in this Agreement.
     Section 4.2 Taxes. In addition to the other sums payable under this Agreement, WPX shall pay, and hold each WMB Entity harmless against, all sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of the Services, other than income, franchise or margin taxes measured by WMB’s net income or margin and other than any gross receipts or other privilege taxes imposed on WMB. WMB and WPX shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 4.2 shall obligate WMB to cooperate with, or assist, WPX in any arrangement proposed by WPX that would, in WMB’s sole discretion, have a detrimental effect on any WMB Entity.
     Section 4.3 Invoicing and Payment. WMB will invoice WPX by the 5th Business Day of the month following the month in which Services were performed. WPX will pay undisputed invoiced amounts (including any undisputed amount of an invoice where only a portion is in dispute) by the 30th calendar day following the date such invoice was received, and any disputed portion of an invoiced amount shall be resolved in accordance with Section 6.1 below. If the 30th calendar day does not fall on a Business Day, WPX will pay invoiced amounts on the next Business Day. Payments for amounts past due shall bear interest calculated on a per annum basis from the due date to the date of actual payment at a fluctuating interest rate equal at all times to the prime rate of interest published from time to time in The Wall Street Journal plus 2%, but in no case higher than the maximum rate permitted by law. WPX shall make payments under this Agreement by electronic funds transfer in accordance with payment instructions provided by WMB from time to time.
ARTICLE V
WMB SUBCONTRACTORS AND PERSONNEL
     Section 5.1 Subcontractors. WMB shall have the right to use Subcontractors to provide, or assist the WMB Entities in the provision of, the Services. WMB will be responsible for the Services performed by itself and the other WMB Entities, and responsible for the Services performed by Subcontractors to the extent that WMB has contractual remedies pursuant to the applicable subcontractor agreement. In the event any such Subcontractor fails to meet expected levels of quality or timeliness with respect to the Services, WMB will be WPX’s sole point of contact regarding such Services.
     Section 5.2 Compliance. WMB shall cause its and the other WMB Entities’ employees, agents and Subcontractors, while at WPX Facilities, to (a) comply with reasonable personnel, operational, safety and security procedures, policies, rules and regulations applicable to WPX Personnel and the WPX Facilities provided in advance to WMB from time to time, and (b) comply with reasonable requests of WPX Personnel pertaining to personal and professional conduct. WPX shall have the right to require WMB to remove any employee, agent or Subcontractor of the WMB Entities from a WPX Facility in an emergency or potential emergency situation arising from any failure to comply with this provision. In any other situation in which any employee, agent or Subcontractor of the WMB fails to comply with this provision, WMB shall consult with WPX and take appropriate action to remedy such failure, including removal of such employee, agent or Subcontractor from the WPX Facilities. Notwithstanding the foregoing, WMB retains the sole right to hire and fire its employees, and to manage contractual relationships with its agents and Subcontractors.
ARTICLE VI
TRANSITION SERVICES MANAGEMENT
     Section 6.1 Transition Services Management Process. Each party will appoint an individual who will serve as its Transition Services Manager, and the names of such appointed individuals shall be set forth in Schedule C. The parties, including their respective Transition Services Managers, shall conduct meetings and manage interactions in accordance with Schedule C. The Transition Services Managers shall meet as expeditiously as possible to resolve any dispute hereunder. Any dispute that is not resolved by the Transition Services Managers within 45 days shall be resolved in accordance with the dispute resolution procedures set forth in Article X of the Separation Agreement.
     Section 6.2 Books and Records; Audit. In addition to the rights and obligations of the parties in Article V of the Separation Agreement, WMB shall keep books of account and other records, in reasonable detail and in accordance with GAAP, consistently applied, for any charges for which WPX is required to reimburse WMB and for any charges which are priced on an consumption (e.g., hourly) basis pursuant to this Agreement. Such books of account and other records shall be open for WPX’s inspection during normal business hours for 24 months following the end of the calendar year in which the expense was incurred or the applicable Services were rendered to enable WPX to verify that the charges comply with the terms of this Agreement; provided, however, that any such inspection or audit may be performed only by an independent third party auditing firm of national standing that has been informed of the confidential nature of such information and that has entered into a written confidentiality agreement with WMB requiring it to treat such information confidentially. In no event will WPX or such independent auditing firm have access to any information regarding the WMB Entities’ cost of performing the Services.
     Section 6.3 Audit Rights for Intellectual Property. In addition to the rights and obligations of the parties in Article V of the Separation Agreement, where the WMB Entities have given any one or more of the WPX Entities access to Intellectual Property in connection with the Services, WPX will provide to WMB or, at WMB’s request, to the third party licensors of such Intellectual Property or an independent auditor, access at reasonable hours to WPX Personnel, WPX Facilities, WPX records and other pertinent information, as WMB or such third party licensor or independent auditor may reasonably request, to verify that the use of the Intellectual Property meets applicable licensing requirements. If any such audit or inspection results in a discovery that the WPX Entities have failed to comply with any WMB or third party contract limitations or requirements of which WPX has been given notice, WPX shall be responsible for any costs associated with remedying such failure, including without limitation the purchase of additional licenses.
ARTICLE VII
FACILITIES AND SYSTEMS
     Section 7.1 WPX Facilities.
          (a) General. Subject to Section 7.1(b) and Article XII, the WMB Entities will provide the Services to the WPX Entities only at the locations for which such Services are provided as of the date immediately prior to the Distribution Date or, with respect to any particular Services, such other locations as may be specifically identified in Schedule A. The WPX Entities will provide to the WMB Entities, at the WPX Facilities and at no charge, the space, office furnishings, janitorial service, telephone service, utilities (including air conditioning) and office-related equipment, supplies, and duplicating services that the WMB Entities may reasonably need to provide the Services. WMB Personnel will have reasonable access to the WPX Facilities 24 hours a day, 7 days a week; provided, however, that in times of emergency, turnaround or significant maintenance or construction activity, access may be restricted or denied if required in connection with such emergency, turnaround, maintenance or construction. In such an event, the WMB Entities shall be excused from performing the Services to the extent affected by such restricted access.
          (b) Relocation. WPX shall promptly notify WMB of any contemplated or planned alteration or relocation of any WPX Facility that could reasonably be expected to impact the Services (including any impact on any WMB Entity’s cost to perform, timing or ability to perform), and will promptly review such contemplated or planned alteration or relocation with WMB. WPX’s notice to WMB must be sufficiently in advance of any such alteration or relocation to allow a reasonable amount of time for the parties, but in no event less than 90 days prior to such alteration or relocation, to (i) agree on any changes to the Services that may be required as a result of the alteration or relocation and the corresponding changes to the Charges, and (ii) prepare for and implement the agreed upon changes to the Services. WMB’s obligation to proceed with the planning for providing Services to a relocated WPX Facility will depend upon WMB’s confirmation (in its sole discretion) that it can perform Services for the new location. For the avoidance of doubt, if the parties cannot agree on changes to the Services and Charges as described in this Section 7.1(b), then the WMB Entities shall not be obligated to provide any (y) new or additional Services, or (z) existing Services to new or additional WPX Facilities.
     Section 7.2 WMB Facilities and WMB Systems.
          (a) WMB Facilities. The WMB Entities may perform the Services in WMB Facilities as WMB reasonably deems appropriate. While at WMB Facilities, WPX Personnel shall comply with the WMB Entities’ reasonable safety and security requirements and other relevant policies.
          (b) Access to the WMB Systems. WPX will, and will require that all WPX Personnel who have access to any WMB Systems to, limit their access to those portions of such systems for which they are authorized in connection with their receipt and use of the Services. WPX will (i) limit such access to those WPX Personnel who are authorized to use the Services, (ii) upon WMB’s request, provide to WMB a written list of the names of all of the WPX Personnel who have been granted such access, and (iii) adhere to the applicable WMB Entities’ (or any applicable Subcontractors’) security rules and procedures for use of WMB Systems and other computer or electronic data storage systems. All user identification numbers and passwords disclosed to any WPX Entity to permit WPX Personnel to access the WMB Systems will be deemed to be, and will be treated as, “Information” for purposes of Article IV of the Separation Agreement (relating to Exchange of Information; Confidentiality). WPX will cooperate with WMB in the investigation of any apparent unauthorized access by WPX Personnel to the WMB Systems. If any WPX Personnel’s access to the WMB Systems and other computer or electronic data storage systems could technically enable such personnel to obtain access to systems or data which they are not authorized to access, WMB may require such personnel to execute agreements or otherwise confirm their agreement to comply with the limits of their authorization as a condition of their right to obtain such access.

     Section 7.3 Physical Security for Facilities. WMB (or any applicable Subcontractor) will be responsible for all security procedures at the WMB Facilities. WPX will be responsible for all security procedures at the WPX Facilities.
ARTICLE VIII
TECHNOLOGY AND PROPRIETARY RIGHTS
     Section 8.1 Related Agreements.
          (a) Ownership of Intellectual Property. Except as expressly provided in Section 8.2, nothing in this Agreement shall grant or transfer any rights, title or interests in any Intellectual Property invented or created before or after the Distribution Date by or on behalf of any WMB Entity or otherwise controlled by or licensed to any WMB Entity.
          (b) Development of Intellectual Property. Subject to Articles IX of this Agreement and Article VI of the Separation Agreement (relating to Exchange of Information; Confidentiality), as between the parties, all Intellectual Property provided, developed or acquired by or for any WMB Entity in connection with providing the Services shall be owned by such WMB Entity.
     Section 8.2 Limited License to Use WMB Work Processes and Software; No Extension of Term. WMB grants to WPX a limited, non-exclusive, non-assignable license to use the work processes and Software owned by the WMB Entities that are provided to the WPX Entities in connection with the Services solely to the extent necessary for the WPX Entities to receive Services and execute its responsibilities under this Agreement. THE WMB ENTITIES’ WORK PROCESSES AND SOFTWARE ARE PROVIDED TO THE WPX ENTITIES ON AN AS-IS BASIS. EACH WMB ENTITY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH WORK PROCESSES AND SOFTWARE.
     Section 8.3 No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement will be deemed to grant to any WPX Entity, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any technology, work processes or Software owned by any WMB Entity. However, nothing in this Section 8.3 is intended to alter the terms of any grant of any rights, title or interests in any Intellectual Property from WMB to WPX pursuant to the Separation Agreement.
     Section 8.4 Managed WPX Contracts. To the extent there are any Managed WPX Contracts, WMB will be responsible for: (a) notifying WPX of any performance obligations; (b) communicating directly with the third parties with respect to their performance obligations under such Managed WPX Contracts; and (c) providing WPX timely notice of any renewal, termination or cancellation dates and charges in respect of such Managed WPX Contracts.

ARTICLE IX
DATA SECURITY
     Section 9.1 Ownership. As between WPX and WMB, WPX owns and will continue to own all right, title and interest in and to all WPX Data. For the avoidance of doubt, WMB retains ownership of data pertaining to its performance of the Services, including data pertaining to the volume and quality of the Services.
     Section 9.2 Data Security. WPX may establish backup security for data and keep backup data files in its possession if it so chooses, but WMB will have access to the backup data files as WMB reasonably needs to provide the Services.
ARTICLE X
REPRESENTATIONS AND WARRANTIES
     Section 10.1 Service Warranty. WMB warrants to WPX that it will use, and will cause the other WMB Entities to use, the same level of care in providing the Services as WMB and the other WMB Entities use for themselves and in no event less than a reasonable level of care.
     Section 10.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE X, NEITHER THE WMB ENTITIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SERVICES, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE USE OF THE SERVICE BY ANY WPX ENTITY AFTER THE RECEIPT THEREOF, OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF ANY WPX BUSINESS AFTER THE RECEIPT OF THE SERVICES.
ARTICLE XI
INSURANCE
     Section 11.1 Coverage. At all times during the Term and in addition to the rights and obligations of the parties in Article VIII of the Separation Agreement, both parties shall (or shall cause their respective Affiliates to) procure and maintain, at their own expense and for their own benefit:
          (a) Commercial General Liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage;
          (b) Comprehensive Automobile Liability insurance covering owned, hired and non-owned vehicles with minimum limit of $1,000,000 per occurrence for bodily injury and property damage combined; and
          (c) Workers’ Compensation insurance complying with the laws of the states or states having jurisdiction over each employee and Employer’s Liability insurance with minimum limit of $1,000,000 per occurrence.

For the policies described in (a) and (b) above, and to the extent of the indemnifications herein, each party shall name the other party as an additional insured. The insurance provided to the additional insured party shall be primary.
     Section 11.2 Subrogation. For all policies listed in Section 11.1, and to the extent of the indemnifications herein, each party will agree to waive all rights of subrogation they may have against the other party.
     Section 11.3 Certificates of Insurance. Upon request, each party shall furnish the other with a certificate(s) of insurance evidencing the above coverages. Such insurance may be cancelled or materially altered only after 30 days advance written notice is given to the other party.
     Section 11.4 Risk of Loss. Each party shall be responsible for the risk of loss of, or damage to, such party’s own property when situated on the other party’s site, regardless of cause. The risk of loss of, or damage to, property in transit will remain with the party arranging the shipment.
ARTICLE XII
TERMINATION
     Section 12.1 Early Termination of the Services. Either party may, in its sole discretion, terminate any Functional Service Area by providing 60 days prior written notice to the other party, provided that WPX’s right to terminate Services shall not in any event entitle any WPX Entity or any third party to use the WMB Systems or any Intellectual Property owned or licensed by any WMB Entity and supplied to the WPX Entities under this Agreement after the termination date, nor shall it entitle any WPX Entity or third party to, or require any WMB Entity to disclose, any of WMB’s Information. The Charges shall be equitably adjusted for any Functional Service Area terminated under this Section 12.1.
     Section 12.2 WMB’s Right to Terminate for Compliance Issues. WMB shall have the right to immediately terminate the provisions of any Services if, and to the extent, WMB determines that it must do so because (a) the provision of such Services would cause WMB to violate applicable law or (b) a change in WPX’s or any other WPX Entity’s method of doing business creates a conflict of interest for any WMB Entity.
     Section 12.3 Survival. In addition to the rights and obligations of Section 9.2 of the Separation Agreement (which is hereby incorporated into this Agreement), the parties further agree that upon termination of this Agreement, all rights and obligations of the parties under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement and (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any Charges or other amounts accrued, even if such Charges or amounts have not become due and payable prior to termination.
     Section 12.4 Effect of Termination. Within 90 days after the termination or expiration of this Agreement, WMB shall deliver a final invoice to WPX invoicing all amounts accrued for Services and work performed prior to termination that have not already been paid. WPX shall pay such amount to WMB within 30 days of its receipt of such final invoice.
ARTICLE XIII
GENERAL PROVISIONS
     Section 13.1 Limitation of Liability; Indemnification.
          (a) Notwithstanding (i) WMB’s agreement to perform, or cause to be performed, the Services in accordance with the provisions hereof, or (ii) any term or provision of the Schedules to the contrary, WPX acknowledges that performance by the WMB Entities of the Services pursuant to this Agreement will not subject any WMB Entity, its Affiliates, or their respective stockholders, directors, officers, members, agents or employees to any Liability whatsoever, except as directly caused by the gross negligence or willful misconduct on the part of such WMB Entity or such other Persons; provided, however, that WMB’s Liability as a result of such gross negligence or willful misconduct will be limited to an amount not to exceed the lesser of (A) WPX’s price paid for the particular Service, (B) WPX’s cost of performing the Service itself during the remainder of the Term or (C) WPX’s cost of obtaining the Service from a third party during the remainder of the Term; provided further that the WPX will (and will cause the other WPX Entities to) exercise its and their commercially reasonable efforts to minimize the cost of any such alternatives to the Services by selecting the most cost effective alternatives which provide the functional equivalent of the Services replaced.
          (b) Except as specifically set forth in this Agreement, WPX hereby releases, and agrees to indemnify and hold harmless, each WMB Entity, its Affiliates and their respective stockholders, directors, officers, members, agents or employees from any and all Liabilities arising from or relating to the provision or use of any Service or product provided hereunder to the extent not directly caused by the gross negligence or willful misconduct of such WMB Entity or such other Persons.
     Section 13.2 Compliance With Laws. WPX will be solely responsible for (a) compliance with all Laws affecting the WPX Business and (b) any use the WPX Entities may make of the Services to assist it in complying with such Laws.
     Section 13.3 Further Action. The parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.
     Section 13.4 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

     Section 13.5 Authorization. WPX appoints the WMB Entities, their officers, employees and agents, or any of them, as agents for the WPX Entities to take all actions necessary or appropriate to perform the Services. To the extent the parties remain part of a consolidated group as determined by GAAP, WPX and WMB agree that, in connection with the provision of Services, any officer of WMB is authorized to take any action on behalf of any WPX Entity under the same authorities and limitations that would apply to his or her actions as an officer of WMB based upon the WMB Delegation of Authority policy or similar document then in force and effect at WMB; WPX shall, and shall cause the other WPX Entities to, execute such other instruments and take such further action as may be required in order to effectuate the foregoing authorization. WPX expressly waives, on its own behalf and on behalf of the other WPX Entities, any defense of lack of authorization that might asserted against WMB or any third party as to any transaction entered into on behalf of any WPX Entity by the WMB Entities, or any of their officers, employees or agents under the terms of this Section 13.5.
     Section 13.6 Assignment. This Agreement may not be assigned by operation of law or otherwise by WPX without the express written consent of WMB (which consent may be granted or withheld in the sole discretion of WMB), and any attempted assignment without such consent shall be null and void.
     Section 13.7 Force Majeure.
          (a) If a Force Majeure Event is claimed by either party, the party making such claim shall orally notify the other party as soon as reasonably possible after the occurrence of such Force Majeure Event and, in addition, shall provide the other party with written notice of such Force Majeure Event within five days after the occurrence of such Force Majeure Event.
          (b) Except for a party’s obligations to make payments hereunder (including, but not limited to, those obligations under Article IV), neither party will be liable for any nonperformance or delay in performance of the terms of this Agreement when such failure is due to a Force Majeure Event. If either party relies on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations hereunder, such party relying on the Force Majeure Event shall (i) provide an estimate of the expected duration of the Force Majeure Event and its probable impact on performance of such party’s obligations hereunder and (ii) provide prompt notice to the other party of the cessation of the Force Majeure Event.
          (c) Upon the occurrence of a Force Majeure Event, the same will, so far as possible, be remedied as expeditiously as possible using commercially reasonable efforts. It is understood and agreed that nothing in this Section 13.7(c) shall require the settlement of strikes, lockouts or labor disputes by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party having the difficulty.
     Section 13.8 Acknowledgment. The parties acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement.
     Section 13.9 Order of Precedence. In the event of a conflict between Articles I through XIII of this Agreement and the Schedules hereto, Articles I through XIII of this Agreement shall take precedence over the Schedules.
     Section 13.10 References. References to any Schedule includes all subparts, schedules, exhibits, attachments, appendices and annexes to such Schedule. For example, a reference to Schedule A-1 will be deemed to reference any attachments to such Schedule, and references to Schedule A will be deemed to include Schedules A-1 through A-10 and their respective subparts, schedules, exhibits, attachments, appendices and annexes.
     Section 13.11 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 13.11 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article VI (relating to Exchange of Information; Confidentiality), Article VIII (relating to Mutual Releases; Indemnification); and Article XI (Miscellaneous) (excluding Sections 11.3 (Expenses) and 11.12 (Assignment)). In the event of any conflict or inconsistency between any of the foregoing provisions of the Separation Agreement and any provision of this Agreement, this Agreement shall prevail with respect to matters governed by this Agreement.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

THE WILLIAMS COMPANIES, INC.
By:
Name:
Title:

WPX ENERGY, INC.
By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Schedule A-1
Payroll and Human Resources Administration
Payroll, recruiting, staffing, and human resources administration and other related services as defined by the parties pursuant Article III of this Agreement.

[Schedule A-1 to Transition Services Agreement]

Schedule A-2
Information Technology
Infrastructure, security, application support, end user and other information technology-related services as defined by the parties pursuant Article III of this Agreement.

[Schedule A-2 to Transition Services Agreement]

Schedule A-3
Finance and Accounting, Cash Management and Treasury
Finance, accounting, cash management, treasury, credit, accounts payable and accounts receivable and related services as defined by the parties pursuant Article III of this Agreement.

[Schedule A-3 to Transition Services Agreement]

Schedule A-4
Tax Services
Tax-related services as defined by the parties pursuant Article III of this Agreement.

[Schedule A-4 to Transition Services Agreement]

Schedule A-5
Enterprise Business Services
General business services, print services, sourcing and procurement and related services as defined by the parties pursuant Article III of this Agreement.

[Schedule A-5 to Transition Services Agreement]

Schedule A-6
Internal Audit Services
Internal audit and related services as defined by the parties pursuant Article III of this Agreement.

[Schedule A-6 to Transition Services Agreement]

Schedule A-7
Corporate Communications and Investor Relations
Corporate communications, investor relations and related services as defined by the parties pursuant Article III of this Agreement.

[Schedule A-7 to Transition Services Agreement]

Schedule A-8
Legal, Regulatory, Government Affairs and Records Management
Government affairs, regulatory services, records management and legal-related administrative services as defined by the parties pursuant Article III of this Agreement

[Schedule A-8 to Transition Services Agreement]

Schedule A-9
Real Estate and Facilities Management
Real estate and facilities management and related services as defined by the parties pursuant Article III of this Agreement.

[Schedule A-9 to Transition Services Agreement]

Schedule A-10
Insurance and Claims Administration
Insurance, claims administration and related services as defined by the parties pursuant Article III of this Agreement.

[Schedule A-10 to Transition Services Agreement]

Schedule B
Managed WPX Contracts
Managed contracts as identified by the parties pursuant Article III of this Agreement.
[Schedule B to Transition Services Agreement]

Schedule C
Service Management Model
The WMB and WPX Transition Service Managers will be identified in the notices provided pursuant to Article III of this Agreement.
The Transition Service Managers will meet weekly, or as otherwise required, at a time and location to be agreed between the Transition Service Managers. Either Party may call an extraordinary meeting of the Transition Service Managers on giving two (2) business days prior written notice where there are circumstances which the notifying Party reasonably considers exceptional. Any such notice will specify the reasons and background to the calling of an extraordinary meeting.
Any issues that cannot be resolved by the Transition Service Managers will be escalated according to the dispute resolution process identified in Article X of the Separation Agreement.
[Schedule C to Transition Services Agreement]

Schedule D
List of Supported Facilities
WPX offices located at the following addresses:
One Williams Center
Tulsa, OK 74172
1001 17th Street, Suite 1200
Denver, CO 80202
[Schedule D to Transition Services Agreement]